POSITIVEID CORPORATION

CONVERTIBLE PROMISSORY NOTE

$75,000	Dated: August 25, 2016

FOR VALUE RECEIVED, the undersigned, POSITIVEID CORPORATION, a Delaware corporation (the “Company”), promises to pay to Keith Houlihan (the “Holder”), in lawful money of the United States of America, the principal amount of seventy-five thousand dollars ($75,000.00) (the “Principal Amount”), with interest calculated in accordance herewith, on August 25, 2017 (the “Maturity Date”).

1.	Payments.

(a) Interest. The Principal Amount shall bear interest at a per annum rate of five percent (5%) from this date until paid.

(b) Maturity. The principal amount of this Note, together with all accrued but unpaid interest, shall be paid in cash to the Holder on the Maturity Date.

(c) Manner of Payment. Unless otherwise agreed to in writing by Holder, all payments on this Note shall be made by wire transfer of immediately available funds to an account designated by Holder in writing. If any payment on this Note is due on a day which is not a Business Day (defined below), such payment shall be due on the next succeeding Business Day. “Business Day” means any day other than a Saturday, Sunday or legal holiday in the State of New York.

(d) Prepayments at the Option of the Company. This Note may, at the option of the Company and upon at least three (3) Business Days’ written notice to Holder, be prepaid in whole or in part, at any time and from time to time, with a ten percent (10%) premium. Any prepayments made under this Section 1(d) or any other subsection of this Section 1 shall be applied first to any accrued interest hereon and then to reduce the then outstanding Principal Amount by the amount of such prepayment.

(d) Conversion Feature. At any time after February 28, 2017, the Holder shall have the right from time to time to convert all or any part of the outstanding and unpaid principal and interest amount of this Note into fully paid and non-assessable shares of common stock of the Company (“Common Stock”), at the conversion price (as defined below).

(i)	The number of shares of Common Stock issuable upon conversion of any Conversion Amount shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price. “Conversion Amount” means the sum of (x) portion of the principal to be converted, redeemed or otherwise with respect to which this determination is being made and (y) all accrued and unpaid interest with respect to such portion of the principal amount. “Conversion Price” means, as of any Conversion Date or other date of determination, ninety percent (90%) of the average of the three (3) lowest daily VWAPs (volume weighted average price) of each of the ten (10) Trading Days prior to the day that the Holder requests conversion.

(ii)	The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

(iii)	To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall deliver, for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of a written notice of conversion stipulating the amount or principal (in dollars) desired to be converted (the “Conversion Notice”) to the Company. The Company shall keep track of the amount outstanding on the Note after any Conversion, based on the Conversion Notices received.

(iv)	Upon receipt by the Company from the Holder of a Conversion Notice the Company shall issue and deliver or cause to be issued and delivered to or upon the order of the Holder certificates for the Common Stock issuable upon such conversion within three (3) business days after such receipt. If eligible for DWAC transfer, and so requested in the Conversion Notice, the Company shall transmit the shares via DWAC system.

(v)	Any conversion will be limited by: (i) Holder may not make more than one conversion every ten Trading Days, and (ii) the amount of Conversion Shares at any conversion may not be more than the total number of shares of Common Stock traded over the ten Trading Days preceding the Conversion Notice multiplied by five percent (5%).

(vi)	The shares of Common Stock issuable upon conversion of this Note may not be sold or transferred unless (i) such shares are sold pursuant to an effective registration statement under the Securities Act or (ii) the Company or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (iii) such shares are sold or transferred pursuant to Rule 144 under the Act (or a successor rule) (“Rule 144”). Until such time as the shares of Common Stock issuable upon conversion of this Note have been registered under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for shares of Common Stock issuable upon conversion of this Note that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate: “NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.”

2.	Defaults.

(a) Events of Default. The occurrence and continuance of any one or more of the following events with respect to the Company shall constitute an event of default hereunder (“Event of Default”):

(i)	if the Company shall fail to pay when due any amount owed on this Note and such failure continues for five (5) Business Days after Holder notifies the Company thereof in writing of such failure;

(ii)	if the Company fails to perform or observe any other provision of this Note and such failure continues for thirty (30) Business Days after Holder notifies the Company thereof in writing of such failure;

(iii)	if there is a Change of Control (as defined in the most recently effective employment agreement between the Company and its highest ranking officer with an employment agreement) of the Company;

(iv)	if, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), the Company shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due; or

(v)	if a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Company in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for the Company or substantially all of the Company’s properties, or (iii) orders the liquidation of the Company, and in each case the order or decree is not dismissed within 60 Business Days.

(b) Notice by Holder. Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been waived by Holder or cured), Holder may, at Holder’s option, (i) by written notice to the Company, declare the entire unpaid Principal Amount of this Note (together with any accrued but unpaid interest thereon) immediately due and payable regardless of any prior forbearance, and (ii) subject to the other provisions of this Note (including Section 6 hereof), exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from the Company all sums due under this Note. The Company shall pay all reasonable costs and expenses incurred by or on behalf of Holder in connection with Holder’s exercise of any or all of Holder’s rights and remedies under this Note, including, without limitation, reasonable attorneys’ fees and disbursements. During the period in which an Event of Default is occurring (and has not been waived by Holder or cured), notwithstanding the provisions of Section 1(a), the Principal Amount shall bear interest not at 5% as provided in such section, but instead at a rate of fifteen percent (15%).

3.	Representations and Warranties of Holder. The Holder by his acceptance hereof represents and warrants to the Company that he or she is acquiring the Note for his or her own account for investment only and not with a view to distribution or resale. The Holder agrees not to sell or otherwise dispose of the Note in violation of the provisions of the Securities Act of 1933, as amended (the “Act”). The Holder understands that the Note has not been registered by reason of its issuance in a transaction exempt from the registration requirements of the Act. The Holder understands that the Company is under no obligation to register the Note under the Act or to file for or comply with an exemption from registration, and recognizes that exemptions from registration, in any case, are limited and may not be available if Holder may wish to sell, transfer or otherwise dispose of the Note. The Holder represents and warrants to the Company that he or she has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of receiving and holding this Note and is able to incur a complete loss of his or her investment and to bear the risk of such a loss for an indefinite period of time. The Holder understands that the Note is a risky and speculative investment. The Holder acknowledges that the Company has given him or her access to the corporate records and accounts of the Company, has made its officers available for interview and has furnished him or her with all documents required by him or her to make an informed decision with regard to the investment in the Note.

4.	Waiver of Presentment, Etc. The Company hereby expressly waives presentment for payment, demand, notice of dishonor, protest and notice of protest. Acceptance by Holder of any payment that is less than the full amount then due and owing hereunder shall not constitute a waiver of Holder’s right to receive payment in full at such time or at any prior or subsequent time.

5.	Notices. Any notice required or permitted by this Note shall be in writing and shall be deemed received when received by fax (with confirmation of actual receipt), when received by express mail with signature confirmation, or seven (7) business days after being deposited in U.S. certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page.

6.	Transfers; Successors and Assigns. This Note shall be binding upon the Company and its successors and permitted assigns, and shall inure to the benefit of Holder and Holder’s heirs, successors and permitted assigns. This Note is non-negotiable and neither party may assign its, his or her rights or obligations hereunder without the prior written consent of the other party, except in connection with the sale of all or substantially all of the Company’s assets, except that the Holder may sell this Note in a private transaction to an accredited investor.

7.	Headings. The headings in this Note are for reference only and shall not affect the interpretation of this Note.

8.	Severability. If any term or provision of this Note is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.

9.	Amendment and Modification. This Note may only be amended, modified or supplemented by an agreement in writing signed by each party hereto, and only in accordance with Section 8 of the Agreement.

10.	Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Florida, applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles thereof.

11.	Entire Agreement. This Note, the exhibits and schedules hereto and the other documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Note with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

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IN WITNESS WHEREOF, the parties hereto have caused this Note to be executed as of the date first written above by their respective officers thereunto duly authorized.

POSITIVEID CORPORATION

By:
Name:	William J Caragol
Title:	Chairman and CEO
1690 South Congress Ave., Suite 201, Delray Beach, FL 33445